Exhibit 3.12

OPERATING AGREEMENT

OF

BRAND SCAFFOLD SERVICES, LLC

A DELAWARE LIMITED LIABILITY COMPANY

(Manager Managed)

ARTICLE I

Formation of Company

                1.01         Formation. On January 31, 2005, Brand Scaffold Services, Inc., a Delaware corporation was converted to a Delaware limited liability company pursuant to the execution and delivery of Articles of Conversion and Articles of Formation to the Delaware Secretary of State in accordance with and pursuant to the Delaware General Corporation Law Section 266 and the Delaware Limited Liability Company Act Section 201 (the “Delaware LLC Act”).

                1.02         Name. The name of the company is Brand Scaffold Services, LLC (the “Company”).

                1.03         Principal Place of Business. The principal place of business of the Company shall be within the State of Missouri at 15450 S. Outer Highway Forty, #270, Chesterfield, MO 63017. The Company may locate its places of business and registered office at any other place or places as the Manager (as defined in Section 4.01) may from time to time deem advisable.

                1.04         Registered Office and Registered Agent. The Company’s initial registered office shall be at the office of its registered agent at Corporation Trust Center, 1209 Orange St., Wilmington, Delaware 19801, and the name of its initial registered agent at such address shall be The Corporation Trust Company. The registered office and registered agent may be changed from time to time by filing the appropriate information with the Delaware Secretary of State pursuant to the Delaware LLC Act.

                1.05         Term. The term of the Company shall be perpetual, unless the Company is earlier dissolved in accordance with either the provisions of this Operating Agreement or the Delaware LLC Act.

ARTICLE II

Business of Company

                The business of the Company shall be to transact any or all lawful business for which a limited liability company may be organized under the Delaware LLC Act. The Company may also engage in any or all activities necessary, customary, convenient or incidental thereto.

ARTICLE III

Members

                The sole Member of the Company is Brand Services, Inc., a Delaware corporation (the “Member”), with an address of 15450 S. Outer Hightway Forty, #270, Chesterfield, Missouri 63017. The Member received its membership interest in the Company pursuant to the conversion of all of the issued and outstanding common stock of Brand Scaffold Services, Inc., all of which stock was owned by the Member immediately prior to the conversion, into all of the membership interests in the Company. Such conversion shall be deemed to constitute the Members initial Capital Contribution. The Member shall have a 100% Profits Interest.

ARTICLE IV

Management

                4.01         Management; Tenure. The businesses and affairs of the Company shall be managed by a Board of Managers (the “Board”) consisting of three Managers (the “Managers”) whom shall be appointed by the Member. The initial Managers of the Company shall be John M. Monter, Jeffrey W. Peterson and Raymond L. Edwards. A Manager will continue in office until such Manager is removed by the Member or resigns pursuant to this Agreement.

                4.02         Duties of the Managers. Except to the extent otherwise restricted pursuant to Section 4.03 of this Operating Agreement or the Delaware LLC Act, the Managers shall have full and complete authority to manage and control the day-to-day business and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. All decisions of the Managers shall be made by majority approval.

                4.03         Restrictions on Authority of the Managers. The Managers shall not have the authority to, and covenants and agrees that they shall not, do any of the following acts without the consent of the Member:

                                (a)           Knowingly do any act in contravention of this Operating Agreement; or

                                (b)           Possess Company property, or assign rights in specific Company property, for other than a Company purpose; or

                                (c)           Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Article II; or

                                (d)           Knowingly do any act which would make it impossible to carry on the ordinary business of the Company; or

                                (e)           Assume, incur, guarantee or become liable for any indebtedness for borrowed money on behalf of the Company in excess of $10,000 in the aggregate outstanding at any one time; or

                                (f)            Other than in the ordinary course of the Company’s business, sell, exchange, lease, mortgage, pledge or otherwise dispose of all or substantially all of the assets of the Company in a single transaction or series of related transactions; or

                                (g)           Merge or consolidate the Company with or into another entity; or

                                (h)           File for bankruptcy or other protection from creditors of the Company or cause the Company to voluntarily take any action that would cause a bankruptcy of the Company; or

                                (i)            Amend the Articles of Organization of the Company or this Operating Agreement; or

                                (j)            Change the operational structure of the Company; or

                                (k)           Change the voting rights of the Member.

                4.04         Managers’ Standard of Care. Each Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of a Manager shall not have any liability by reason of being or having been a Manager of the Company. A Manager does not, in any way, guarantee the return of the Member’s Capital Contributions or a profit for the Member’s from the operations of the Company. A Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Operating Agreement or a wrongful taking by a Manager.

                4.05         Indemnification of Managers. The Company shall indemnify, defend and hold harmless each Manager for, from and against any and all loss, damages, liabilities and expenses sustained or incurred by such Manager arising out of acts or omissions committed or alleged to have been committed in accordance with the standard of care set forth in Section 4.04 while acting as a Manager for or on behalf of the Company, except for fraudulent, deceitful or grossly negligent acts or omissions or willful misconduct of such Manager or any act or omission committed in breach of such Manager’s fiduciary duty to the Company. Any indemnification or defense extended under this section will be paid from, and limited to, the assets of the Company, and no Member will have any personal liability for such indemnification.

                4.06         Compensation of the Managers. No Manager shall be entitled to any compensation from the Company for performing the duties of a Manager hereunder, other than as may be determined by the Member.

                4.07         Resignation of Manager. Any Manager may resign at any time by giving notice to the Member.

                4.08         Vacancy. If there is a vacancy in the position on the Board of Managers for any reason, a new Manager may be appointed by the Member.

ARTICLE V

Officers

                5.01         Election of Officers. The Board shall appoint officers of the Company which shall consist of a President, a Secretary, one or more Vice-Presidents, a Treasurer, one or more Assistant Secretaries and Assistant Treasurers and such other officers as may be determined by the Board. The duties of such officers shall be as set forth in this Article V. All officers shall be appointed by the Board and shall be subject to removal by the Board at any time. Each officer shall serve until his or her successor be appointed, or until his or her death or resignation or until his or her removal by the Board. Any one individual may hold any two or more offices, unless prohibited by law.

                5.02         The President. The President shall be the chief executive officer of the Company and shall supervise and control all of the business and affairs of the Company, subject to the control of the Board. The President may sign, with the Secretary or any other proper officer of the Company thereunto authorized by the Board, certificates to represent membership interests (if the Board determines to issue the same), and any deeds, mortgages, bonds, contracts, or other instruments which the Board has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Operating Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed. The President may vote in person or by proxy shares in any entity standing in the name of the Company. The President shall in general perform all duties as may be prescribed by the Board from time to time. In the event the President resigns, is incapacitated or is absent for any reason, the duties of the President shall be performed by the Vice-President. The initial President shall be Paul T. Wood.

                5.03         The Vice-President. The Vice-President (or in the event there be more than one Vice-President, the Vice-Presidents in the order designated at the time of their appointment or, in the absence of any designation, then in order of their appointment) shall, in the absence of the President, whether due to resignation, incapacity or any other cause, or in the event of the President’s death or inability or refusal to act, perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice-President shall exercise such powers only so long as the President remains absent or incapacitated, or until the Board appoints a new President. Any Vice-President may sign, with the Secretary or any other proper officer of the Company thereunto authorized by the Board, certificates representing membership interests (if the Board determines to issue the same), and shall perform such other duties as from time to time may be assigned to him or her by the President or by the Board. The initial Vice-President shall be Jeffrey W. Peterson.

                5.04         The Secretary. The Secretary shall: (a) keep the minutes of the proceedings of the Member and of the Board in one or more books provided for that purpose; (b) ensure that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by law; (c) be custodian of the records of the Company; (d) keep a register of the post office address and facsimile number, if any, of each Member, Manager and officer of the Company which shall be furnished to the Secretary by such Member, Manager or officer; (e) sign with any Manager authorized by the Board, the President, or a Vice-President, certificates representing membership interests, the issuance of which shall have been authorized by resolution of the Board, and (f) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the President or by the Board. In the event the Secretary resigns, is incapacitated or is absent for any reason and the Board has not appointed an Assistant Secretary, the duties of the Secretary shall be performed by the Vice-President or the Board until such time as the Board appoints a Secretary or Assistant Secretary. The initial Secretary shall be Raymond L. Edwards.

                5.05         The Assistant Secretary. In the absence of the Secretary, whether due to resignation, incapacity or any other cause, or in the event of the Secretary’s death, inability or refusal to act, the Assistant Secretary shall perform the duties of the Secretary and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary. The Assistant Secretary shall exercise such powers only so long as the Secretary remains absent or incapacitated, or until the Board appoints a new Secretary. The Assistant Secretary also shall perform such other duties as from time to time may be assigned to him or her by the President or by the Board. The initial Assistant Secretary shall be Bruce J. Court.

                5.06         The Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; (b) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories; and (c) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the President or by the Board. If required by the Board, the Treasurer shall give a bond for the faithful discharge of the Treasurer’s duties in such sum and with such surety or sureties as the Board shall determine. The initial Treasurer shall be Jeffrey W. Peterson.

                5.07         The Assistant Treasurer. In the absence of the Treasurer, whether due to resignation, incapacity or any other cause, or in the event of the Treasurer’s death, inability or refusal to act, the Assistant Treasurer shall perform the duties of the Treasurer and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. The Assistant Treasurer shall exercise such powers only so long as the Treasurer remains absent or incapacitated, or until the Board appoints a new Treasurer. The Assistant Treasurer also shall perform such other duties as from time to time may be assigned to him or her by the President or by the Board. The initial Assistant Treasurer shall be Patrick H. Mahtani.

                5.08         Salaries. The salaries of the officers shall be fixed from time to time by the Board and no officer shall be prevented from receiving such salary by reason of the fact that the officer is also a Manager and participated in determining and voting upon the salary.

ARTICLE VI

Rights and Duties of Member

                6.01         Voting Rights. The Member shall be entitled to vote on any matter submitted to a vote of, or requiring the approval or consent of, the Member.

                6.02         Limitation of Liability. The Member’s liability shall be limited as set forth in this Operating Agreement, the Delaware LLC Act and other applicable law.

                6.03         Liability for Company Debts. The Member will not be personally liable for any debts, losses or liabilities of the Company beyond the Member’s Capital Contribution, except as otherwise required by the Delaware LLC Act.

                6.04         Indemnification. The Company shall indemnify the Member and the Company’s agents for all costs, losses, liabilities and damages paid or accrued by the Member or any agent in connection with the business of the Company, to the fullest extent provided or allowed by law.

                6.05         Actions Without a Meeting. Any action which may be taken at any meeting of the Member may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the Member.

ARTICLE VII

Capital Contributions; Member Loans

                7.01         Member’s Capital Contributions. The Member shall make an initial Capital Contribution to the capital of the Company as described in Article III. The Member shall not be required to make any additional Capital Contributions.

                7.02         Interest on Capital Contributions. The Member shall not be paid interest on any Capital Contribution to the Company.

                7.03         Member Loans. The Member will not be obligated to advance or loan money to the Company.

ARTICLE VIII

Profits, Losses and Distributions

                8.01         Allocation of Profits and Losses. All allocations of the Company’s profits and losses shall be made in accordance with the Member’s Profits Interest.

                8.02         Distributions. Distributions shall be made in accordance with the Member’s Profits Interest and at such times and in such amounts as determined by the Member.

ARTICLE IX

Dissolution and Termination

                9.01         Dissolution. The Company shall be dissolved upon the Member’s request.

                9.02         Distribution Upon Dissolution. Upon the dissolution of the Company as provided in Section 9.01, the assets and other property of the Company shall be liquidated and distributed to the Member as set forth in the Delaware LLC Act.

ARTICLE X

Miscellaneous Provisions

                10.01       Notices. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to a Manager’s, Member’s and/or Company’s address, as appropriate, which is set forth in this Operating Agreement. Except as otherwise provided in this Operating Agreement, any such notice shall be deemed to be given on the day personally delivered, one (1) day after the date on which the same was deposited with a nationally recognized overnight delivery service, or three (3) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

                10.02       Enforcement. In acknowledgment of the uniqueness of the interests of the Member in the Company and the inadequacy of money damages with respect thereto, the Member and the Company shall each have the right to enforce the provisions of this Operating Agreement, and the remedies for a failure to comply with the provisions of this Operating Agreement shall include the remedy of specific performance.

                10.03       Records, Audits and Reports. At the expense of the Company, one of the Managers or an officer so directed by the Board of Managers shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

                                (a)           A current list of the full name and last known business, residence or mailing address of the Member;

                                (b)           A list of the full name and last known residence or mailing address of each Manager, both past and present;

                                (c)           A copy of the Articles of Organization of the Company and all articles of amendment thereto, together with executed copies of any powers of attorney pursuant to which any articles has been executed;

                                (d)           Copies of the Company’s current effective written Operating Agreement, and all amendments thereto, and copies of any written operating agreements no longer in effect, and copies of any financial statements of the Company for the three (3) most recent years;

                                (e)           Minutes, if any, of all meetings of the Member;

                                (f)            Any written consents obtained from the Member for actions taken by the Member without a meeting;

                                (g)           Copies of the Company’s federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and

                                (h)           Any other information required by the Delaware LLC Act.

                10.04       Application of Delaware Law. This Operating Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware LLC Act.

                10.05       Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. All references in this document to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Operating Agreement.

                10.06       Headings. The headings in this Operating Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any of its provisions.

                10.07       Waivers. The failure of any party to seek redress for a violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

                10.08       Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

                10.09       Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

                10.10       Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained in this Operating Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

                10.11       Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

                IN WITNESS WHEREOF, the Member and the Managers have executed this Agreement effective as of the 31st day of January, 2005.

MEMBER:		MANAGERS:

BRAND SERVICES, INC		/s/ John M. Monter
John M. Monter
By:	/s/ Raymond L. Edwards
Raymond L. Edwards, Secretary

/s/ Jeffrey W. Peterson
Jeffrey W. Peterson

/s/ Raymond L. Edwards
Raymond L. Edwards